Exhibit 10.1

CONSULTING AGREEMENT

    THIS AGREEMENT is made this day of 19th day of July, 2012, by and between Vanity Events Holdings, Inc. (together, the “Company”) and Sadore Consulting Group, LLC.

    WHEREAS, the Company desires to procure services from Sadore Consulting Group, LLC. the professional services described in Exhibit A (the “Services”).

    WHEREAS,  Sadore Consulting Group, LLC can and desires to provide the Services to the Company; and

    NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements contained in this Agreement, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Term and Renewal.

    This Agreement shall commence on the date hereof and shall continue for 30 days.

2.	Compensation

    The Company agrees to pay to Sadore Consulting Group, LLC fees in an amount of fifteen thousand dollars ($15,000) within three business days from the effective date of this agreement.  In addition, the company agrees to issue 250,000 shares of common stock of Vanity Events Holdings, Inc

3.	Severability.

    Unless otherwise provided herein, if any of the terms of this Agreement is determined invalid or unenforceable, in whole or part, for any reason, that portion is severable from the rest of the Agreement. No other part of this Agreement will be invalid due to the invalidity of one term and the rest of the Agreement shall remain fully enforceable.

4.	Governing Law.

    This Agreement is made and entered into in the State of New York and shall be governed and construed in accordance with New York law, without regard to its conflict of laws principles.

5.	Nonwaiver.

            The waiver by a party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach or as a waiver of any other provision of this Agreement.

6.	Modification.

    Any modification of this Agreement shall be ineffective and unenforceable unless it is in writing and signed by all Parties.

7.	Assignment.

            Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other.

    The parties are in agreement of the above contract and have caused it to be in effect by their signatures below.

Vanity Events Holdings, Inc

/s/Lloyd Lapidus
By: Lloyd Lapidus

SADORE CONSULTING GROUP, LLC

/s/Adam Sohn
By: Adam Sohn

Exhibit A

Services

--Synthesize all existing materials provided by executive management of Vanity Events Holding, Inc. into a single corporate presentation that best underscores the company's vision, growth strategy, and ability to execute; presentation will be delivered to the company no later than August 15th and will be ideally suited for investors but able to be adapted for other business development efforts

--Based upon the narrative developed in the corporate presentation (described above), develop and deliver to the company no later than August 25, 2012 a communication strategy which will be used to develop visibility for Vanity Events Holding, Inc. with key stakeholders

--Provide media training for up to two senior executives of Vanity Events Holding, Inc.

--Support outreach efforts as appropriate for both business and consumer-oriented media.

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